Registration No. 333-______

SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

FORM S-8
REGISTRATION STATEMENT UNDER THE SECURITIES ACT OF 1933

EZCORP, INC.
(Exact name of registrant as specified in its charter)

Delaware	74-2540145
(State or other jurisdiction of	(I.R.S. Employer
incorporation or organization)	Identification No.)

1901 Capital Parkway
Austin, Texas	78746
(Address of principal executive offices)	(Zip Code)

EZCORP, INC.
2006 INCENTIVE PLAN
(Full title of the plan)

Connie Kondik	Copy to:
General Counsel	Lee Polson
EZCORP, Inc.	Strasburger & Price, L.L.P.
1901 Capital Parkway	600 Congress Avenue, Suite 1600
Austin, Texas 78746	Austin, Texas 78701
(512) 314-3400	(512)-499-3600
(Name, address and telephone number,
including area code, of agent for service)

CALCULATION OF REGISTRATION FEE

		Proposed	Proposed
	Amount	Maximum	Maximum	Amount of
Title of Class of	to be	Offering Price	Aggregate	Registration
Securities to be Registered	Registered(1)(2)	per Share(3)(4)	Offering Price(3)(4)	Fee(4)
Class A Non-Voting Common Stock, $.01 par value per share	2,250,000 shares	$16.43	$36,967,500	$3,955.52

(1)	The securities to be registered consist of 2,250,000 shares reserved for issuance under the EZCORP, Inc. 2006 Incentive Plan.

(2)	Pursuant to Rule 416, this Registration Statement is deemed to include additional shares of common stock issuable under the terms of the Plan to prevent dilution resulting from any further stock split, stock dividend or similar transaction.

(3)	Estimated solely for the purpose of calculating the registration fee.

(4)	Calculated pursuant to Rule 457(c) and (h). The offering price and the amount of fee for these shares were computed based on the average of the high and low prices of our common stock as reported by the NASDAQ Stock Market on January 25, 2007.

PART I
INFORMATION REQUIRED IN THE SECTION 10(A) PROSPECTUS
Item 1. Plan Information.*
Item 2. Registrant Information and Employee Plan Annual Information.*

*	Information required by Part I to be contained in the Section 10(a) prospectus is omitted from the Registration Statement in accordance with Rule 428 of the Securities Act of 1933, as amended, and the Note to Part I of Form S-8.
PART II
INFORMATION REQUIRED IN REGISTRATION STATEMENT
Item 3. Incorporation of Documents by Reference.
     The registrant hereby incorporates by reference in this registration statement the following documents previously filed by the registrant with the Securities and Exchange Commission (the “Commission”):
(1)	the registrant’s Annual Report on Form 10-K for the fiscal year ended September 30, 2006;

(2)	the description of the registrant’s Common Stock and Common Stock Rights as set forth in the registrant’s Form 8-A Registration Statement filed with the Commission on July 24, 1991, including any amendment or report filed for the purpose of updating such description; and

(3)	the EZCORP, Inc. 2006 Incentive Plan.
     All documents filed by the registrant with the Commission pursuant to Sections 13(a), 13(c), 14 and 15(d) of the Securities Exchange Act of 1934, as amended, subsequent to the date of this registration statement shall be deemed to be incorporated herein by reference and to be a part hereof from the date of the filing of such documents until such time as there shall have been filed a post-effective amendment that indicates that all securities offered hereby have been sold or which deregisters all securities remaining unsold at the time of such amendment.
Item 4. Description of Securities.
     Not Applicable.
Item 5. Interests of Named Experts and Counsel.
     Not Applicable.

Item 6. Indemnification of Directors and Officers.
     The Corporation’s Restated Certificate of Incorporation provides that no director of the Corporation will be personally liable to the Corporation or any of its stockholders for monetary damages arising from the director’s breach of fiduciary duty as a director, with certain limited exceptions.
     Pursuant to the provisions of Section 145 of the Delaware General Corporation Law, every Delaware corporation has the power to indemnify any person who was or is a party or is threatened to be made a party to any threatened, pending or completed action, suit or proceeding (other than an action by or in the right of the corporation) by reason of the fact that he is or was a director, officer, employee or agent of any corporation, partnership, joint venture, trust or other enterprise, against any and all expenses, judgments, fines and amounts paid in settlement and reasonably incurred in connection with such action, suit or proceeding. The power to indemnify applies (a) if such person is successful on the merits or otherwise in the defense of any action, suit or proceeding, or (b) if such person acted in good faith and in a manner he reasonably believed to be in the best interest, or not opposed to the best interest, of the corporation and with respect to any criminal action or proceeding, had no reasonable cause to believe his conduct was unlawful.
     The power to indemnify applies to actions brought by or in the right of the corporation as well, but only to the extent of defense and settlement expenses and not to any satisfaction of a judgment or settlement of the claim itself, and with the further limitation that in such actions no indemnification shall be made in the event of any adjudication unless the court, in its discretion, believes that in the light of all the circumstances indemnification should apply.
     To the extent any of the persons referred to in the two immediately preceding paragraphs is successful in the defense of the actions referred to therein, such person is entitled, pursuant to Section 145, to indemnification as described above.
     The Corporation’s Restated Certificate of Incorporation and Amended and Restated Bylaws specifically provide for indemnification of officers and directors to the fullest extent permitted by the Delaware General Corporation Law.
     Insofar as indemnification by the Corporation for liabilities arising under the Securities Act of 1933, as amended (the “Securities Act”), may be permitted to directors, officers or persons controlling the Corporation pursuant to the foregoing provisions, the Corporation has been informed that in the opinion of the Commission such indemnification is against public policy as expressed in the Securities Act and is therefore unenforceable.
Item 7. Exemption from Registration Claimed.
     None.
Item 8. Exhibits.
(a)	Exhibits.
The following documents are filed as a part of this registration statement.

Exhibit	Description of Exhibit

5.1	Opinion and consent of Strasburger & Price, LLP, as to the legality of the Class A Non-Voting Common Stock being offered.

10.1	EZCORP, Inc. 2006 Incentive Plan, incorporated by reference to Exhibit 10.104 to Registrant’s Annual Report on Form 10-K for year ending September 30, 2006 (File NO. 0-19424)

23.1	Consent of Independent Registered Public Accounting Firm

Exhibit	Description of Exhibit

23.2	Consent of Strasburger & Price, LLP (included in the opinion filed as Exhibit 5.1 hereto).

24.1	Power of Attorney (on signature page).
Item 9. Undertakings.
A.	The undersigned registrant hereby undertakes:
     (1) to file, during any period in which offers or sales are being made, a post-effective amendment to this registration statement:
     (i) To include any prospectus required by section 10(a)(3) of the Securities Act of 1933;
     (ii) To reflect in the prospectus any facts or events arising after the effective date of the registration statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the registration statement; and
     (iii) To include any material information with respect to the plan of distribution not previously disclosed in the registration statement or any material change to such information in the registration statement;
     Provided, however, that paragraphs (A)(1)(i) and (A)(1)(ii) do not apply if the information required to be included in a post-effective amendment by those paragraphs is contained in periodic reports filed by the registrant pursuant to Section 13 or Section 15(d) of the Exchange Act that are incorporated by reference in the registration statement.
     (2) that, for the purpose of determining any liability under the Securities Act of 1933, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof; and
     (3) to remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.
     B. The undersigned registrant hereby undertakes that, for purposes of determining any liability under the Securities Act of 1933, each filing of the registrant’s annual report pursuant to section 13(a) or section 15(d) of the Securities Exchange Act of 1934 (and, where applicable, each filing of an employee benefit plan’s annual report pursuant to section 15(d) of the Securities Exchange Act of 1934) that is incorporated by reference in the registration statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.
     C. Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers and controlling persons of the registrant pursuant to the foregoing provisions, or otherwise, the registrant has been advised that in the opinion of the Commission such indemnification is against public policy as expressed in the Securities Act of 1933 and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the registrant of expenses incurred or paid by a director, officer or controlling person of the registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question of whether such indemnification by it is against public policy as expressed in the Act and will be governed by the final adjudication of such issue.

POWER OF ATTORNEY
     KNOW ALL MEN BY THESE PRESENTS, that each person whose signature appears below constitutes and appoints Daniel N. Tonissen or Joseph L. Rotunda, or either of them, as his true and lawful attorney-in-fact and agent with full power of substitution and resubstitution, for him and in his name, place and stead, in any and all capacities, to sign any and all amendments (including post-effective amendments) to this registration statement, and to file the same with all exhibits thereto, and all documents in connection therewith, with the Securities and Exchange Commission, granting unto said attorney-in-fact and agent, full power and authority to do and perform each and every act and thing requisite and necessary to be done in and about the premises, as fully to all intents and purposes as he might or could do in person, hereby ratifying and confirming all that said attorney-in-fact and agent or his substitute or substitutes, may lawfully do or cause to be done by virtue hereof.
SIGNATURES
     The Registrant. Pursuant to the requirements of the Securities Act of 1933, the registrant certifies that it has reasonable grounds to believe that it meets all the requirements for filing on Form S-8 and has duly caused this registration statement to be signed on its behalf by the undersigned, thereunto duly authorized, on January 29, 2007

EZCORP, INC.
By:	/s/Joseph L. Rotunda
Joseph L. Rotunda
President and Chief Executive Officer

     Pursuant to the requirements of the Securities Act, this registration statement has been signed by the following persons in the capacities and on the dates indicated.

Signature	Capacity	Date

/s/Sterling B. Brinkley	Chairman of the Board, Director	January 29, 2007

Sterling B. Brinkley

/s/ Joseph L. Rotunda	Director, Chief Executive Officer and President	January 29, 2007

Joseph L. Rotunda	(Principal Executive Officer)

/s/Daniel N. Tonissen	Senior Vice President, Chief Financial Officer	February 1, 2007

Daniel N. Tonissen	and Assistant Secretary (Principal Financial and
Accounting Officer)

/s/Thomas C. Roberts	Director	February 2, 2007

Thomas C. Roberts

/s/Gary Matzner	Director	February 6, 2007

Gary Matzner

/s/Richard D. Sage	Director	February 2, 2007

Richard D. Sage

EXHIBIT INDEX

5.1	Opinion of Strasburger & Price, LLP

10.1	EZCORP, Inc. 2006 Incentive Plan, incorporated by reference to Exhibit 10.104 to Registrant’s Annual Report on Form 10-K for year ending September 30, 2006 (File NO. 0-19424)

23.1	Consent of Independent Registered Public Accounting Firm

23.2	Consent of Strasburger & Price, LLP (included in the opinion filed as Exhibit 5.1 hereto).

24.1	Power of Attorney (on signature page).

II-6